Exhibit 19

Effective December 31, 2024

Securities Trading Policy

Federal law prohibits trading, or encouraging others to trade, in the securities of a company (including its common stock, preferred stock, bonds or any other securities) based on material, non-public information. This type of trading activity is commonly referred to as “insider trading.” Any individual who engages in insider trading may be subject to both civil and criminal penalties, including significant fines, imprisonment or both. Trading with good intentions or due to challenging circumstances, such as to fund a charitable gift or to cover medical, living or emergency expenses, does not absolve an individual of potential liability for insider trading if the individual was aware of material, non-public information at the time of the trade.

The purpose of this Securities Trading Policy is to (i) inform all members of the Board of Directors (the “Board”), officers and employees of Dominion Energy, Inc. and its direct and indirect subsidiaries (collectively, “Dominion Energy”) of their legal obligation to not engage in insider trading and (ii) establish guidelines and procedures intended to prevent these individuals from engaging in insider trading with respect to securities of Dominion Energy or another company.

This policy applies to all members of the Board, officers and employees of Dominion Energy (collectively, the “Dominion Energy Personnel”). This policy also applies to (i) any Family Member of Dominion Energy Personnel, (ii) any Related Entity of Dominion Energy Personnel and (iii) any Related Entity of a Family Member of Dominion Energy Personnel. These individuals and entities that are subject to this policy are referred to as “Covered Persons” or a “Covered Person.”

For purposes of this policy, an individual’s “Family Member” is any person who is a dependent of, shares a household with or whose trading activity is controlled or influenced by the individual. A “Related Entity” of an individual is any trust, corporation, partnership, limited liability company or other entity or organization controlled by that individual.

Prohibition on Insider Trading

Each Covered Person is prohibited from (i) trading in securities of Dominion Energy when in possession of material, non-public information about Dominion Energy, (ii) trading in securities of another company when in possession of material, non-public information about that company if the material, non-public information was obtained in the course of or as a result of the Covered Person’s employment or other relationship with or to Dominion Energy and (iii) trading in securities of another company when in possession of non-public information about Dominion Energy that is material to investors in that company if the information was obtained in the course of or as a result of the Covered Person’s employment or other relationship with or to Dominion Energy.

Each Covered Person is also prohibited from (i) recommending or otherwise encouraging another person to trade in securities of Dominion Energy or another company when in possession of material, non-public information and (ii) providing material, non-public information to another person for the purpose of trading in the securities of Dominion Energy or another company. This type of activity is known as “tipping.”

For purposes of this policy, the terms “trade” and “trading” are broadly defined to cover all acquisitions, dispositions or other transfers of a security, including purchases, sales, and gifts.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. This includes any information, whether positive or negative, that could reasonably be expected to affect the price of the security. Information that something is likely to happen or even that something may happen can be material. Examples of information that ordinarily would be regarded as material are:

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projections of future increases or decreases in earnings or changes in previously announced guidance;
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a pending or proposed significant acquisition, merger, sale of assets, disposition of a subsidiary, joint venture or other similar transaction;

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a change in dividend policy (i.e., an increase or decrease in the amount or frequency of dividends paid by a company or to a company by a subsidiary);
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an offering of securities;
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changes in executive management or the board of directors;
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a pending, significant regulatory decision or development;
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significant operational developments or significant changes in a company’s business plan or objectives;
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significant changes in capital expenditure plans;
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changes in credit ratings;
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the establishment or modification of a company’s security repurchase program or plan;
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the occurrence of a significant cybersecurity incident;
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significant liquidity problems; and
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significant pending or threatened litigation or governmental investigation.

If any Covered Person is unsure whether certain information is material, that individual should consult with an appropriate person in Dominion Energy’s legal department or proceed under the assumption that the information is material.

Non-public Information. Information is non-public unless it has been released in a manner designed to ensure broad dissemination of the information to the public. Information will generally be considered to be broadly disseminated to the public if it is released through a company press release, a public filing by a company with the U.S. Securities and Exchange Commission (the “SEC”) or a company webcast or call accessible to the general public for which adequate advance notice was given. Once information is released, the public must have a reasonable period of time to absorb the information before it is no longer considered to be non-public. As a general rule, information should not be considered absorbed by the marketplace until one full trading day after its release. For example, if an announcement is made before trading commences on the New York Stock Exchange on a Monday, a Covered Person may trade in securities of Dominion Energy starting on Tuesday, because one full trading day would have elapsed by then. If an announcement is made after trading begins on a Monday, Covered Persons may not trade in securities of Dominion Energy until Wednesday. Covered Persons are cautioned that just because information is known by others or is referred to in a news article or other form of media does not necessarily mean that the information is public. Rumors, speculation and statements attributed to unidentified sources are not sufficient means of dissemination to make information public.

If any Covered Person is unsure whether certain information is non-public information, that individual should consult with an appropriate person in Dominion Energy’s legal department or proceed under the assumption that the information is non-public information.

Additional Requirements for the Board, Section 16 Officers and Select Employees

Blackout Periods. The following individuals and entities (collectively, the “Restricted Persons”) are prohibited from trading securities of Dominion Energy beginning on the 15th day of the last month in a given fiscal quarter until one full trading day after Dominion Energy (i) releases earnings for the applicable quarter in the case of its first, second and third fiscal quarters, or (ii) files its Annual Report on Form 10-K in the case of the fourth fiscal quarter:

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members of the Board;
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individuals designated from time-to-time by the Board as “officers” of Dominion Energy for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (each, a “Section 16 Officer”);
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other employees of Dominion Energy likely to have regular access to material, non-public information as designated from time-to-time by the Corporate Secretary;

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any Family Member of any individual listed in the preceding three bullets; and
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any Related Entity of an individual listed in the preceding four bullets.

In addition, the Corporate Secretary may, in his or her sole discretion, institute additional “blackout periods” applicable to all Restricted Persons or to select Restricted Persons at times when material, non-public information is known within Dominion Energy by providing notice of the beginning of any additional blackout period to the individuals subject to the additional blackout period. During any additional blackout period, the Restricted Persons subject to it are prohibited from trading securities of Dominion Energy. Any additional blackout period will remain in effect until the individuals subject to it receive notice from the Corporate Secretary or his or her designee that the additional blackout period is terminated.

Generally speaking, Restricted Persons are permitted to trade securities of Dominion Energy other than during a quarterly or additional blackout period. However, regardless of the absence of a blackout period, Restricted Persons are always prohibited from trading securities of Dominion Energy while in possession of material, non-public information.

Preclearance. Restricted Persons must preclear any trade in securities of Dominion Energy through the Corporate Secretary or his or her designee. This will help ensure that all Section 16 reports and Rule 144 filings are filed with the SEC in a timely manner and will help Restricted Persons avoid any appearance of insider trading. Any preclearance request must be in writing and include the information reasonably requested by the Corporate Secretary or his or her designee and must be submitted to the Corporate Secretary or his or her designee at least one business day prior to the desired trade date. Any approved trade must occur within three business days following its approval or, if a specific trade date is specified in the preclearance request, on the date specified.

This preclearance requirement does not apply to any trades under a valid Rule 10b5-1 trading plan. For information concerning Rule 10b5-1 trading plans and certain obligations of members of the Board and Section 16 Officers using this type of plan, see “Exempt Transactions – Rule 10b5-1 Plans” below.

Exempt Transactions

Dominion Energy Direct® and Savings Plan transactions and dividend reinvestments. This policy does not apply to purchases of Dominion Energy common stock made as a result of regularly scheduled monthly contributions or the reinvestment of dividends within Dominion Energy Direct or monthly Savings Plan contributions. However, this policy does apply to:

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initial elections to participate in these programs;
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changes to any existing election or the amount of contributions with respect to these programs;
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one-time purchases or sales of stock through Dominion Energy Direct;
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transfers to or from the Dominion Energy stock fund in a Savings Plan account; and
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any election to borrow money against a Savings Plan account or to pre-pay any such loan if doing so will result in the liquidation of Dominion Energy stock in the Savings Plan account.

Stock Awards, Options and Transactions with Dominion Energy. This policy does not apply to the vesting of any stock awards or to the exercise of a tax withholding right pursuant to which an individual elects to have Dominion Energy withhold shares of stock to satisfy tax withholding requirements upon the vesting of any stock awards. However, this policy does apply to any subsequent trade in Dominion Energy stock received upon the vesting of any stock award.

This policy does not apply to the exercise of any stock options effected solely between the individual and Dominion Energy; however, the policy does apply to any subsequent trade in Dominion Energy stock received upon the exercise of an option, including any shares to be sold as part of a cashless exercise of any option.

This policy also does not apply to any grants or awards made pursuant to a Dominion Energy incentive compensation plan or to trades in securities of Dominion Energy that occur between a Covered Person and Dominion Energy.

Rule 10b5-1 Plans. This policy does not apply to trades occurring pursuant to a written plan that complies with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Rule 10b5-1 provides an affirmative defense to claims of insider trading for trades made pursuant to a binding, written trading plan that satisfies the requirements of the rule. An individual who adopts a valid Rule 10b5-1 trading plan may trade in securities of Dominion Energy under the plan during any blackout periods applicable to that individual or while in possession of material, non-public information.

A trading plan adopted under Rule 10b5-1 by an individual must be entered into in good faith and while the individual is not in possession of material, non-public information. Any Rule 10b5-1 trading plan must also comply with various other specified requirements, including the required “cooling off period” of at least 90 days before any transactions under the plan can begin after its adoption or modification. Any individual interested in adopting a Rule 10b5-1 trading plan is advised to consult with his or her broker and legal counsel.

Restricted Persons are prohibited from adopting a Rule 10b5-1 plan during a blackout period. In order to assist Dominion Energy in complying with its disclosure obligations, members of the Board and Section 16 Officers are required to preclear through the Corporate Secretary the establishment of a new Rule 10b5-1 trading plan or the modification of any existing Rule 10b5-1 trading plan. Members of the Board and Section 16 Officers must also notify the Corporate Secretary prior to terminating any Rule 10b5-1 trading plan. Members of the Board and Section 16 Officers are also reminded that any transaction under a Rule 10b5-1 trading plan must be reported in accordance with the requirements of Section 16 of the Exchange Act. Accordingly, any member of the Board or Section 16 Officer who enters into a Rule 10b5-1 trading plan must coordinate with his or her broker to ensure that information on any trades is reported to Dominion Energy by the end of the same day on which the trades occur.

Other Prohibited Transactions

To prevent any inadvertent violation of this policy or any appearance of impropriety, the following types of transactions are specifically prohibited:

Hedging Transactions and Derivative Securities. Covered Persons are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of shares of Dominion Energy common stock or other Dominion Energy equity securities. Covered Persons are also prohibited from engaging in any other transaction in derivative instruments based on Dominion Energy securities, including puts, calls, options or other derivative instruments.

Short Sales. Covered Persons are prohibited from engaging in short sales of Dominion Energy common stock or other Dominion Energy equity securities or in other speculative transactions where an individual may benefit from a decline in the price of Dominion Energy common stock or other Dominion Energy equity securities.

Pledging and Margin Accounts. Restricted Persons are prohibited from pledging, or otherwise using as collateral, any security of Dominion Energy, which includes holding any security of Dominion Energy in a margin account. Other Covered Persons are not prohibited from pledging securities of Dominion Energy or holding securities of Dominion Energy in a margin account, but are advised that any sale of any such security by the bank or broker that holds the security while the applicable Covered Person is in possession of material, non-public information would violate this policy.

Application of Insider Trading Laws to a Former Employee and Others

Insider trading laws will not cease to apply upon the termination of an individual’s employment or relationship with Dominion Energy. Accordingly, Covered Persons who cease to be employed by or have a relationship with Dominion Energy are advised to be mindful of his or her obligation to not trade in securities of Dominion Energy or any other company while in possession of material, non-public information about Dominion Energy or another company, as applicable.

Violations

Insider trading is against the law and could result in both civil and criminal penalties, including significant fines, imprisonment or both. Violations of this policy could result in disciplinary action by Dominion Energy, including termination and required reimbursement by an offending Covered Person of any loss or expense suffered by Dominion Energy as a result of their actions.

Questions

Questions regarding this policy should be directed to the Corporate Secretary or his or her designee or securities counsel in Dominion Energy’s legal department.